Exhibit 11.1

INDEPENDENT AUDITOR’S LETTER OF CONSENT

Management and Board of Directors

Smart RX Systems, Inc

18946 North Dale Mabry Hwy, Suite 102

Lutz, Florida

The financial statements of Smart RX Systems, Inc. as of December 31, 2019 and for the years then ended, included in this offering circular, have been audited by Soto Accounting, LLC, independent auditors, as stated in their report appearing herein.

We agree to the inclusion in the offering circular of our report, dated July 21, 2020, on our audit of the financial statements of Smart RX Systems, Inc.

Soto Accounting, LLC

Brian Soto, CPA

Chicago, Illinois

December 12, 2020

4252 N. Cicero Ave. Chicago, IL 60641 | T: 312.715.8599 | F: 312.489.2344 | brian@sotoaccounting.com